SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 13, 2008

PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 2060 Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

Form 12b-25.  Pacific Ethanol, Inc. (the “Company,” “we,” “us” or similar terms unless the context otherwise requires) provided certain information regarding its presently expected results of operations for the three months ended March 31, 2008 in the Form 12b-25 it filed today with the Securities and Exchange Commission .  The information provided was as follows:

Introductory Note:  Please see the information under the caption “Cautionary Statements” below which sets forth important disclosure regarding forward-looking statements contained in this Form.

Unaudited Preliminary Results of Operations

The following results of operations are preliminary and have not been audited or otherwise reviewed by our independent auditors.  The Company’s final, unaudited results of operations could be materially different from the unaudited preliminary results of operations set forth below.

Three Months Ended March 31, 2008

The Company anticipates reporting net sales of approximately $161.5 million for the first quarter of 2008 as compared to net sales of $99.2 million for the same period in 2007.  The increase in net sales for the first quarter of 2008 as compared to the same period in 2007 was primarily due to a substantial increase in sales volume, which was partially offset by lower average sales prices. The volume of ethanol sold by the Company in the first quarter of 2008 increased by approximately 58% as compared to the same period in 2007.  The Company’s average sales price of ethanol decreased by $0.04 per gallon, or 2%, to $2.30 per gallon in the first quarter of 2008 from an average sales price of $2.34 per gallon in the same period in 2007.

The Company anticipates reporting gross profit of approximately $15.7 million for the first quarter of 2008 as compared to gross profit of $15.3 million for the same period in 2007.  The Company anticipates reporting that its gross profit margin was approximately 9.7% for the first quarter of 2008 as compared to a gross profit margin of 15.4% for the same period in 2007.  The decline in the Company’s gross profit and gross profit margin was primarily due to a lower average sales price of ethanol, as discussed above, and higher corn costs.

The Company anticipates reporting a net loss of approximately $36.2 million for the first quarter of 2008 as compared to net income of $3.0 million for the same period in 2007.  The Company’s net loss for the first quarter of 2008 included a net $39.8 million of goodwill impairment, which is comprised of a total of $88.2 million, less impairment of $48.4 million representing the Company’s noncontrolling interests in Front Range Energy, LLC, its variable interest entity.

The Company anticipates reporting a loss available to common stockholders of approximately $37.3 million, inclusive of preferred stock dividends, for the first quarter of 2008 as compared to income available to common stockholders of $1.9 million, net of preferred stock dividends, for the same period in 2007.

The Company anticipates reporting basic and diluted net loss per common share of approximately $0.93 for the first quarter of 2008 as compared to basic and diluted net income per common share of $0.05 for the same period in 2007.  The loss per share for the first quarter of 2008 includes a noncash goodwill impairment of $0.99 per share. Excluding the impairment, the Company would have reported income of $0.06 per share. The Company had approximately 40.1 million weighted-average basic and diluted shares outstanding for the first quarter of 2008.

Cautionary Statements

This Form includes forwarding looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding us and our business that are not historical facts and are indicated by words such as “anticipate,” “expect,” “believe,” other formulations of those terms and similar terms.  Such forward looking statements involve risks and uncertainties including, in particular, whether our final unaudited financial results as of and for the three months ended March 31, 2008, will comport with the preliminary information summarized herein.  Material risks and uncertainties exist regarding these matters, and we can not assure you that our Quarterly Report will be completed on the terms described herein, or at all.  In addition, investors should also review the factors contained in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2008	PACIFIC ETHANOL, INC.

By: /S/ CHRISTOPHER W. WRIGHT
Christopher W. Wright
Vice President, General Counsel & Secretary